UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2017

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Applied Optoelectronics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36083	76-0533927
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13139 Jess Pirtle Blvd.

Sugar Land, TX 77478

(address of principal executive offices and zip code)

(281) 295-1800

(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01        Entry into a Material Definitive Agreement.

On December 29, 2017, Global Technology, Inc. (“Global Technology”) a wholly owned Chinese subsidiary of Applied Optoelectronics, Inc. (the “Company”) entered into a long-term Lease Agreement (the “Lease Agreement”) for real property with the People’s Republic of China in Zhejiang Province, Ningbo City, Land Resources Bureau, as named in the Lease Agreement (the “Owner”), located at V-03-1 plot of Wangchun Industrial Park, Ningbo (the “Site”), for a lease term of fifty (50) years (the “Term”). The Lease Agreement provides that Global Technology may use the land for the design and manufacture of optical fiber and cable communication equipment during the Term. The Company intends to build a facility on the Site for manufacturing capabilities. The Company is in the process of gathering information regarding the construction of the proposed facility and cannot yet accurately predict the cost or when such facility will be completed. In connection with the Lease Agreement, Global Technology has agreed to pay the Owner a lease fee of 32,583,200 RMB, equivalent to approximately $5 million USD, in the aggregate. The Lease Agreement may be terminated prior to the end of the Term upon the occurrence of certain specified events.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Lease Agreement, a copy of which will be attached as an exhibit to the Company’s Annual Report on Form 10-K for the period ending December 31, 2017.

Item 2.03.        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Optoelectronics, Inc.

By: /s/ David C. Kuo
David C. Kuo
General Counsel and Vice President

Date: January 5, 2018

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